Exhibit 23.1

The Board of Directors
of Patriot Bank Corp.


     We have issued our report dated January 21, 1998 accompanying the consolidated financial statements of Patriot Bank Corp. and Subsidiaries appearing in the 1997 Annual Report of the company to its stockholders included in The Annual Report on Form 10-K for the year ended December 31, 1997 which are included or incorporated by reference in the Joint Proxy Statement/Prospectus.

     We consent to the inclusion or incorporation by reference in this Joint Proxy Statement/Prospectus of the aforementioned report and to the use of our name as it appears under the caption "Experts".

/s/ Grant Thornton LLP
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Philadelphia, Pennsylvania
September 25, 1998